EXHIBIT 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708
August 27, 2018

FOR IMMEDIATE RELEASE

Investor Contact:     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact:     Natalie Hedde, (812) 491-5105, nhedde@vectren.com

Vectren to Webcast Special Meeting of Shareholders

Evansville, Indiana - Vectren Corporation (NYSE: VVC) will webcast the special shareholders meeting to be held to conduct a vote on matters relating to the proposed merger between Vectren and CenterPoint Energy, Inc. The webcast will begin promptly at 9 am CDT on August 28, 2018.

All interested parties may listen to a live audio-only webcast that will be available on Vectren’s Investor Relations homepage, investors.vectren.com, by clicking on the “Vectren’s 2018 Special Shareholders’ Meeting” webcast link near the top of the page. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.